Exhibit 107
Calculation Of Filing Fee Tables
Form S-8
(Form Type)
Neoleukin Therapeutics, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.000001 per share	Rule 457(c) and Rule 457(h)	2,204,819(2)	$2.63(3)	$5,798,674	$0.0000927	$538
Total Offering Amounts					$5,798,674		$538
Total Fees Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$538

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s common stock that becomes issuable in respect of the securities identified in the above table by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the Registrant’s outstanding shares of common stock.
(2) Represents additional shares of common stock reserved for issuance under the Registrant’s Amended and Restated 2014 Equity Incentive Plan, as amended and restated as of May 13, 2021.
(3) Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $2.63, the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Global Market on February 24, 2022.